EXHIBIT 10.10

ASSET PURCHASE AGREEMENT

FOR THE ACQUISITION OF

CERTAIN ASSETS

OF

VALENT U.S.A. CORPORATION

DECEMBER 27, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this Agreement”) is made and entered into as of December 27, 2007, (the “Effective Date”), by and among VALENT U.S.A. CORPORATION, a California corporation having a place of business at 1600 Riviera Avenue, Suite 200, Walnut Creek, CA 94596 (hereinafter referred to as “VALENT”) and AMVAC Chemical Corporation, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660 (hereinafter referred to as “PURCHASER”). VALENT and PURCHASER are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, VALENT is the owner of certain assets specifically, the “Acephate Assets” as defined in Section 2.1 below relating to the insecticide Acephate (O, S-Dimethyl acetylphosphoramidothiate) marketed in the United States under the end use product name ORTHENE; and

WHEREAS, VALENT desires to sell and transfer to PURCHASER and PURCHASER desires to acquire the Acephate Assets upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and the conditions hereinafter set forth, the Parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Acephate Agricultural Products” means those products identified in Schedule 1.1 below.

1.2 “Acephate Assets” means each and all of the items set forth in Section 2.1 below.

1.3 “Acephate Professional Products” means those products identified in Schedule 1.3 below.

1.4 “Acephate Products” or “Products” means collectively Acephate Agricultural Products and Acephate Professional Products having Acephate as an active ingredient and sold under the brand name Orthene®.

1.5 “Acephate Technical” means and is defined by the EPA Confidential Statement of Formula (CSF).

1.6 “Active Ingredient” means the active ingredient Acephate (O, S-Dimethyl acetylphosphoramidothiate).

1.7 “Books and Records” means all books and records relating primarily to the Acephate Assets, including books of account.

1.8 “Closing” means the consummation of the sale and purchase of the Acephate Assets and of the transactions contemplated hereby.

1.9 “Closing Date” means the date on which the Closing takes place.

1.10 “Data” means documents, research, data, studies and other materials identified on Schedule 1.10 submitted by VALENT in support of the EPA Registrations or the State Registrations.

1.11 “Data Compensation” means all rights to compensation by third parties pursuant to Section 3(c)(1)(D) of the Federal Insecticide, Fungicide and Rodenticide Act for Data .

1.12 “Effective Date” means the date recited in the first paragraph of the preamble of the Agreement.

1.13 “EPA” means the United States Environmental Protection Agency.

1.14 “EPA Registrations” means all those EPA Registrations including Special Local Need (“SLN”, 24(c) and 2(ee) registrations identified in Schedule 1.14 for the Active Ingredient, Acephate Technical and the registration thereof in the United States, Reg. No. 59639-41 and the end use products, identified in Schedules 1.1 and 1.3 below.

1.15 “Finished Goods” means all saleable packaged formulated Acephate Products owned by VALENT

1.16 “Formulations” means a mixture of Acephate Technical and inert ingredients resulting in Acephate Products.

1.17 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any Governmental Authority (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court) exercising executive, legislative, judicial, tax, regulatory or administrative functions of or pertaining to government or any self-regulatory organization.

1.18 “Inventory” means collectively all unformulated Acephate Technical, Inert Raw Materials, Packaging Supplies and all Finished Goods owned by VALENT on the Closing Date.

1.19 “Material Adverse Effect” means any change, event, circumstance or development, individually or when taken together with all other such similar or related changes, events, circumstances or developments, that (i) has a material adverse effect on the Acephate Assets, or (ii) prevents or delays the ability of VALENT to consummate the transactions contemplated by this Agreement or any of the ancillary documents or agreements to be delivered in connection herewith, other than (A) effects due to general economic conditions or matters generally affecting the industry in which VALENT operates and which do not materially disproportionately impact VALENT when compared to other businesses operating in the same industry, (B) effects which result from the loss of customers or an adverse effect on customers’ requests for VALENT’s goods and services, which, in either case, is directly attributable to the announcement or occurrence of this Agreement and the transactions contemplated hereby, (C) effects which result from liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (D) effects resulting from VALENT’s compliance with the terms of, or the taking of any action contemplated by or permitted by, this Agreement.

1.20 “Orthene® Trademark” means the trademark ORTHENE for use in the United States on Acephate Products sold by VALENT for commercial uses exclusively licensed to VALENT by The Scotts Company and its affiliate OMS Investments, Inc. (as successor-in-interest to Chevron Chemical Company) pursuant to the Trademark License Agreement dated September 16, 1991 between Chevron Chemical Company and VALENT

1.21 “Packaging Supplies” means all packaging materials such as bags, cartons, and measuring devices, used for packaging Acephate Products.

1.22 “Proprietary Information” means all existing trade secrets, know-how, recipes, product formulations, processing procedures and other proprietary information used in the conversion of Acephate Technical to Finished Goods and, Finished Goods specifications relating exclusively to the Acephate Products.

1.23 “Patent Rights” means VALENT’s interest in the patents identified on Schedule 1.23 attached and incorporated by reference herein.

1.24 “Raw Materials” means Acephate Technical and all inert ingredients used to formulate Acephate Products.

1.25 “State Registrations” means those state registrations identified on Schedule 1.25.

1.26 “Studies” means all archived study materials whether conducted under good laboratory practices (GLP) or not including paper and electronic data, blocks, slides and test materials conducted by or on behalf of VALENT of or related specifically to the Products along with wet tissues as identified on Schedule 1.26.

1.27 “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or VALENT, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any federal, state, local, county or foreign taxing authority.

1.28 “Technical and Market Information” means all transferable technical and market information relating to the formulation, use and sale of the Active Ingredient and Products owned by and in the possession of VALENT or an agent of VALENT, such Technical and Market Information to include without limitation the Studies and available customer information previously disclosed by VALENT to PURCHASER under the Confidentiality Agreement dated July 27, 2007 and executed by PURCHASER on August 1, 2007 identified in Schedule 1.28 below.

1.29 “Trademark Rights” means VALENT’s trademarks owned or licensed by VALENT and identified on Schedule 1.29 below.

1.30 “Transferred Contracts” means those contracts to be transferred to PURCHASER hereunder as identified on Schedule 7.13 below.

ARTICLE 2 – PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale of Acephate Assets. Upon the terms and subject to the conditions of this Agreement, PURCHASER shall purchase from VALENT, and VALENT shall sell, transfer, convey, and deliver to PURCHASER at the Closing, the Acephate Assets for the consideration specified in Section 4.1. The Acephate Assets shall include the following:

(a)	Technical and Market Information, including existing customer lists and EDI data for the past five (5) years;

(b)	EPA Registrations and State Registrations of Acephate Technical, and the Acephate Products;

(c)	Data;

(d)	Inventory as of the Closing Date;

(e)	Finished Goods;

(f)	All right, title and interest in the Patent Rights;

(g)	All right, title and interest in the Trademark Rights;

(h)	All right, title and interest in the Studies;

(i)	Except as otherwise provided herein, all right, title and interest in the right to receive Data Compensation by third parties for Acephate;

(j)	All Books and Records relating to the Acephate Products;

(k)	All Proprietary Information;

(l)	Third Party Contracts, and

(m)	Unfilled Customer Purchase Orders for Acephate products for delivery following the Closing Date.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Assets shall not include the following assets, properties and/or rights (the “Excluded Assets”), which shall remain the property of VALENT after the Closing:

(a)	all personnel records and other records that VALENT is required by law to retain in its possession;

(b)	all claims for the refund of Taxes (as defined herein) and other governmental charges of whatever nature;

(c)	all rights in connection with and assets of VALENT’s Employee Benefit Plans;

(d)	all rights of VALENT under this Agreement and ancillary agreements/instruments;

(e)	the property and assets listed on Schedule 2.2(e) which would include cash, time deposits, CDs, cash equivalents and accounts owned by VALENT; VALENT’s trademarks, service marks, logos, internet domains and applications, other than the Trademarks; accounts receivable; building structures; machinery or equipment; land; rights under insurance policies of VALENT; and

(f)	*****

2.3 Assumption of Liabilities. After the Closing Date, PURCHASER shall assume and be responsible for all liabilities arising out of PURCHASER’s conduct of the business relating to the Acephate Assets, and without limiting the generality of the foregoing, shall include:

a)	all open orders for Acephate Products listed on Schedule 2.3(a) below.

b)	all of VALENT’s present and future obligations as registrant with respect to maintaining the EPA Registrations and the State Registrations,

c)	all liabilities arising out of PURCHASER’S conduct of the business relating to Acephate Assets following the Closing Date, except as explicitly provided otherwise herein,

d)	all liabilities arising under any Transferred Contract (i) with respect to a breach or a default thereof committed after the Closing or (ii) required by the terms of any such contract to be performed after the Closing,

e)	all other liabilities expressly assumed by PURCHASER pursuant to other provisions of this Agreement.

2.4 Liabilities Not Assumed. PURCHASER shall not assume or have any responsibility with respect to any obligations or liability of VALENT, whether or not relating to the Acephate Assets incurred or created prior to or on the Closing Date, including without limitation:

a)	liabilities arising out of conduct of the business relating to, or ownership of, Acephate Assets prior to Closing, including taxes,

b)	liabilities relating to Acephate Products delivered and invoiced to third parties on or before the Closing,

c)	all payables relating to Acephate Assets accrued on or prior to the Closing,

d)	all liabilities not expressly assumed by PURCHASER under this Agreement

e)	all liabilities arising under any transferred contract (i) with respect to a breach of default thereof committed on or prior to the Closing or (ii) required by the terms of any such contract to be performed on or prior to the Closing,

f)	all liabilities resulting from, or relating to, litigation or claims arising from events on or prior to the Closing Date

g)	all liabilities relating to employees of VALENT or its affiliates.

2.5 Risk of Loss. From the date of this Agreement until the Closing Date, the risk of loss of or damage to such Acephate Assets shall be and remain that of VALENT. If, prior to the Closing Date, any significant part of the Acephate Assets are destroyed or damaged by fire or any other casualty, PURCHASER shall have the option to cancel this Agreement by notice in writing to VALENT and not complete the transactions provided for herein, in which case all obligations of the Parties hereunder shall forthwith terminate with no liability of either Party to the other whatsoever.

2.6 Trademarks. No transfer of any right, title or interest in or to any trademark of VALENT, other than the Trademark Rights is contemplated by this Agreement. In particular, it is agreed that any products produced by PURCHASER by virtue of this Agreement will bear no reference to VALENT other than for purposes of the sale of the Inventory pursuant to this Agreement.

2.7 Unreasonable Adverse Effects. In the event VALENT receives notice regarding unreasonable adverse effects on the environment of or related to Acephate Technical or Acephate Products, VALENT shall immediately notify PURCHASER in accordance with the provisions of Article 13.

ARTICLE 3 – INVENTORY AND INVENTORY ADJUSTMENT

3.1 Inventory Statement. VALENT will provide PURCHASER fifteen (15) days prior to the Closing with a written statement of its then existing Inventory by Product type and location, and the price based on VALENT’S book value thereof (“Inventory Statement”). The Inventory Statement will be based upon a stock taking of the Inventory at all Inventory locations to be performed by VALENT through either (a) a physical inventory count or (b) obtaining written certification by warehouses in which any such Inventory is located.

3.2 Physical Inventory. Within ten (10) days after receiving the Inventory Statement, PURCHASER, shall undertake a stock taking of Inventory at all Inventory locations either through a physical inventory count or through obtaining written certification by warehouses in which any such Inventory is located.

3.3 Adjustments. If, following PURCHASER’s inventory as described in Section 3.2 above, PURCHASER finds that the value of the Inventory is less or more than the Inventory Statement then the parties shall promptly meet to resolve their differences with respect thereto.

3.4 Post Closing Consolidation. On or after the Closing Date, if so requested by PURCHASER, VALENT shall ship the Inventory to the PURCHASER based on shipment terms FOB collect and by mutually agreed upon carriers at such locations as PURCHASER shall designate.

3.5 Non-Saleable Inventory. PURCHASER shall not be required to purchase any non-saleable Inventory identified within thirty (30) days of Closing. If, however, PURCHASER elects to accept the non-saleable Inventory the Inventory Statement shall be reduced by the value of the non-saleable inventory.

3.6 Transfer of Title and Risk of Loss. Risk of loss of, and title to, the Inventory will pass to PURCHASER at Closing.

3.7 Storage. The cost of storing the Inventory will be borne by PURCHASER after the Closing Date.

ARTICLE 4 – FACILITATION OF PURCHASER’S ABILITY TO SELL

4.1 VALENT will facilitate the ability of PURCHASER to sell Acephate Products on the Closing Date, including Acephate Products bearing VALENT’S name, by submitting on or before the Closing Date a Notice of Supplemental Distribution (EPA Form 8570-5) covering all Acephate Products, identified in Schedule 4.1 below. Immediately following the Closing Date, VALENT shall submit all necessary documentation to transfer the EPA Registrations and the State Registrations to PURCHASER. The Parties shall cooperate with each other to ensure the most rapid transfer of such Registrations.

ARTICLE 5 - PURCHASE PRICE; CLOSING.

5.1 Purchase Price, Closing. The Purchase Price for the Acephate Assets shall be the aggregate of:

a)	***, plus

b)	The sum of the Inventory Statement, as adjusted, plus

c)	***.

5.2 Payment of Purchase Price. The Purchase Price will be paid by wire transfer(s) in immediately available funds as follows:

a)	***.

All payments shall be made to:

***

5.3 Allocation. The Purchase Price shall be allocated as set forth on Schedule 5.3. PURCHASER and VALENT agree to file their federal and state income tax returns (and Form 8594, if applicable) on the basis of the allocation set forth on Schedule 5.3 and neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

5.4 Closing and Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Acephate Assets (the “Closing”) shall take place at 10:00 a.m. on Janaury 15, 2008 in the offices of VALENT, or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”). The PURCHASER shall commence to own and control the Acephate Assets as of the Closing Date.

5.5 VALENT’s Obligations. At the Closing, VALENT shall deliver or cause to be delivered to PURCHASER the following:

(a)	an executed Registration Transfer Agreement in the form attached as Schedule 5.5(a);

(b)	an executed Bill of Sale for all of the Acephate Assets substantially in the form attached hereto as Schedule 5.5(b);

(c)	an Assignment of Trademark and Assignment of Patents, substantially in the forms attached hereto as Schedule 5.5(c);

(d)	all VALENT Technical and Market Information in hard copy and, where possible, on computer diskettes or other computer-readable media;

(e)	all necessary paperwork required to discontinue or assign to PURCHASER, as the Parties may agree, its State Registrations as identified on Schedule 5.5(e); and

(f)	an Assignment and Assumption Agreement in the form attached as Schedule 5.5(f).

ARTICLE 6 - ORTHENE TRADEMARK.

In a Trademark License Agreement dated September 16, 1991, (“Trademark License”) Chevron Chemical Company granted VALENT an exclusive, fully paid and irrevocable license to use the trademark “Orthene” in the United States on Acephate Products sold by VALENT for commercial uses. The Scotts Company and its affiliate OMS Investments, Inc., is the successor-in-interest to Chevron Chemical Company as Licensor under the Trademark License and is the current owner of the Orthene Trademark. VALENT does not have right to grant sublicenses under the Trademark Agreement, however, VALENT will use commercially reasonable efforts to facilitate a grant of license from OMS, Investments, Inc. to PURCHASER to use the Orthene Trademark in the United States for use on Acephate Products sold for commercial uses

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES OF VALENT.

VALENT hereby represents and warrants to PURCHASER, as of the date hereof and as of the Closing Date, as follows:

7.1 Organization and Authorization. VALENT is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and has been duly authorized by all requisite corporate action to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by VALENT and constitutes VALENT’s legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, and (b) general principles of equity that restrict the availability of equitable remedies.

7.2 Title. VALENT has good, valid and marketable title to the Acephate Assets and has complete and unrestricted power and the unqualified right to sell, convey, assign and transfer and deliver the Acephate Assets to PURCHASER as provided herein and, as of the Closing Date, has signed no contracts with any third party to convey title, licenses, or any other rights to the Acephate Assets. The assignments and other instruments to be executed and delivered by VALENT to PURCHASER pursuant to this Agreement will, when duly executed and delivered, effectively vest in PURCHASER good, valid and marketable title to the Acephate Assets, free and clear of any lien or encumbrance. Furthermore, VALENT represents and warrants that VALENT is not aware of any litigation, present or threatened, or any claim adverse to VALENT’s exclusive ownership of such Acephate Assets.

7.3 Consents and Approvals. Except as set forth on Schedule 7.1.3, the execution, delivery and performance by VALENT of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or consent, approval, authorization from, any person or Governmental Authority. Neither the execution, delivery and performance by VALENT of this Agreement nor the consummation of the transactions contemplated hereby (with or without the giving of notice or the lapse of time, or both) (a) will violate any provision of the Articles of Incorporation or Bylaws of VALENT, (b) will violate any provision of any law, statute, rule or regulation to which VALENT is subject, (c) will violate any judgment, order, writ or decree of any court or Governmental Authority applicable to VALENT, or (d) will violate, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which VALENT is a party, or by which VALENT or any of its respective properties or assets are bound; excluding from clauses (b), (c) and (d) requirements, violations, breaches or defaults that (i) individually or in the aggregate, would not have a Material Adverse Effect on VALENT, or (ii) are applicable solely as a result of any acts or omissions by, or any facts pertaining to, PURCHASER.

7.4 Additional Documents. VALENT will execute such further documents and cooperate with PURCHASER in such manner as shall be or become reasonably necessary to effectuate the transfer and delivery of the Acephate Assets provided for herein and otherwise to carry out the intent of this Agreement.

7.5 Disclaimer. VALENT makes no guarantee or representation and expressly denies any guarantee or representation of success of any business which PURCHASER may choose to enter into utilizing the said Acephate Assets.

7.6 Claims. VALENT has not been contacted by, nor is VALENT aware of, any party who has made, has threatened to make or could make a claim that the use of the VALENT Technical and Market Information and/or the formulation, sale or use of the Acephate Products pursuant to the EPA Registrations will infringe on any U.S. or foreign patent rights. VALENT represents and warrants that VALENT has not been contacted by, nor is VALENT aware of, any party who has made, has threatened to make or could make a claim that the use of the VALENT Trademark Rights will infringe on any U.S. or foreign trademark rights. VALENT represents and warrants that VALENT has not been contacted by, nor is VALENT aware of, any party who has made, has threatened to make or could make a claim that the use of the Patents set forth in Schedule 1.23 will infringe on any U.S. or foreign patent rights. VALENT represents and warrants that VALENT has not been contacted by, nor is VALENT aware of, any party who has made, has threatened to make a claim or threatened litigation involving VALENT’S Proprietary Information, non-proprietary information, or Non-FIFRA information, or any other claim involving the Acephate Assets.

7.7 Specifications. VALENT represents and warrants that the Acephate Technical and the Acephate Products produced and packaged will meet the specifications set forth on Schedule 7.7.

7.8 Compliance with Law. VALENT is in compliance in all material respects with all statutes, laws, ordinances, regulations, rules and orders of all Governmental Authorities applicable to its business or operations.

7.9 Storage. VALENT is in material compliance with all terms and conditions of its contracts for the warehousing of all Inventory. There are no notices, orders, suits, judgments, or other proceedings relating to material breaches of any such contracts that have not been corrected.

7.10 Brokers, Finders and Investment Bankers. VALENT has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with the transactions contemplated by this Agreement.

7.11 Inventory. VALENT represents and warrants that the Inventory is good and saleable and has been maintained in the ordinary course of business.

7.12 Registrations. VALENT represents and warrants that (a) the EPA and State Registrations as listed on Schedule 1.14 and Schedule 1.25 respectively are validly existing and (b) there are no circumstances justifying invalidation or restriction of registration rights or registration data packages.

7.13 Transferred Contracts. Except as set forth on Schedule 7.13, VALENT has no knowledge of breach or default of Transferred Contracts and that each Transferred Contract is legal, valid and binding and in full force and effect and will continue to be so upon consummation of this transaction.

7.14 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of VALENT, threatened against VALENT that could reasonably be expected to adversely affect VALENT’s performance under this Agreement or prevent or materially delay the Closing. VALENT is not subject to any outstanding order, writ, injunction or decree that could materially and adversely affect VALENT’s performance under this Agreement.

7.15 Financial Information. Financial Information presented to PURCHASER for the years 2003 – 2007 appearing on Schedule 7.15 are complete, accurate and were recorded in the ordinary course according to standard accounting practices of VALENT

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES OF PURCHASER.

PURCHASER represents and warrants to VALENT as follows:

8.1 Organization and Authorization. PURCHASER is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the necessary corporate power and has been duly authorized by all requisite corporate action to enter into and consummate the transactions described herein.

8.2 No Guarantee. PURCHASER acknowledges that by its purchase of the Acephate Assets, it is not acquiring any guarantee or representation of success of any business which PURCHASER chooses to operate utilizing said Acephate Assets.

8.3 Consents and Approvals. The execution, delivery and performance by PURCHASER of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or consent, approval, authorization from, any person or Governmental Authority that if not obtained or made will (i) individually or in the aggregate have a Material Adverse Effect on VALENT, or (ii) prevent, delay, obstruct, hinder or otherwise affect the Closing. Neither the execution, delivery and performance by PURCHASER of this Agreement nor the consummation of the transactions contemplated hereby (with or without the giving of notice or the lapse of time, or both) (a) will violate any provision of the Articles of Incorporation or Bylaws of PURCHASER, (b) will violate any provision of any law, statute, rule or regulation to which PURCHASER is subject, (c) will violate any judgment, order, writ or decree of any court or Governmental Authority applicable to PURCHASER, or (d) will violate, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which PURCHASER is a party, or by which any of them or any of their respective properties or assets are bound; excluding from clauses (b), (c) and (d) requirements, violations, breaches or defaults that (i) individually or in the aggregate, would not have a PURCHASER Material Adverse Effect, or (ii) are applicable solely as a result of any acts or omissions by, or any facts pertaining to, VALENT.

8.4 Financing. PURCHASER will have at the Closing sufficient immediately available funds in cash to enable PURCHASER to pay the Purchase Price and to effect the consummation of the Acquisition.

8.5 Size of Acquiring Person. For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), PURCHASER, as an “acquiring person” (as defined under 16 C.F.R. Parts 801-803), does not have sufficient annual net sales or total assets to meet the “size of the persons” test nor does the size of the transaction require a pre-merger notification report form filing under HSR.

8.6 VALENT’s Inducement. In entering into this Agreement, PURCHASER represents and warrants that, except as set forth in Article 10.5.1, it has not been induced nor has PURCHASER relied upon any representations, warranties or statements of VALENT or any of the respective officers, directors or representatives of VALENT other than representations, warranties or statements set forth in this Agreement, whether or not such representations, warranties or statements have actually been made in writing or orally, relating to (a) the earnings, assets, net worth, properties, prospects, business, profits or condition of VALENT, (b) the status of the relationships of VALENT with its respective customers and suppliers or (c) any other matter. VALENT shall not have or be subject to any liability of the PURCHASER or any other person resulting from the distribution to PURCHASER, or PURCHASER’s use or reliance on, any such information or any information, documents, or material made available to PURCHASER in any data rooms, virtual data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, except to the extent that VALENT makes a representation or warranty in this Agreement with respect to such information, documents or materials.

8.7 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PURCHASER, threatened against PURCHASER that could reasonably be expected to adversely affect PURCHASER’s performance under this Agreement or prevent or materially delay the Closing. PURCHASER is not subject to any outstanding order, writ, injunction or decree that could materially and adversely affect PURCHASER’s performance under this Agreement.

8.8 Brokers, Finders and Investment Bankers. PURCHASER has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE 9 – INDEMNIFICATION.

9.1 VALENTs’ Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, VALENT shall indemnify and hold harmless PURCHASER, its Affiliates, any of their respective successors or assigns and their respective partners, members, directors, officers, employees and other agents and representatives (each, a “PURCHASER Indemnified Party”) from and against any and all liabilities, judgments, claims, suits, proceedings, settlements, assessments, losses, damages, Taxes, liens, penalties, charges, fees, costs and expenses (including, without limitation, interest obligations, costs of investigation and defense, court costs and reasonable attorney and other reasonable professional advisor and reasonable consulting fees and reasonable expenses) but specifically excluding consequential damages, punitive damages and exemplary damages (collectively, “PURCHASER Damages”) incurred or suffered by a PURCHASER Indemnified Party as a result of or arising out of or in connection with (i) any misrepresentation or breach of any representation or warranty contained in Article 9 of this Agreement or (ii) the nonfulfillment by VALENT of any covenant or agreement made by it in this Agreement, or (iii) for Liabilities not assumed. Notwithstanding the foregoing, in no event shall PURCHASER Damages include, nor shall the PURCHASER Indemnified Parties make any claim for indemnification with respect to, any liability, assessments, losses, charges, costs and expenses (including, without limitation, interest, court costs, reasonable attorneys’ fees and expenses) to the extent arising from any liability reflected as a liability of the PURCHASER in the Agreement.

9.2 PURCHASER’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, PURCHASER shall indemnify and hold harmless VALENT and its respective Affiliates, any of their respective successors or assigns and their respective partners, members, directors, officers, employees and other agents and representatives (each, a “VALENT Indemnified Party”) from and against any and all liabilities, judgments, claims, suits, proceedings, settlements, assessments, losses, damages, Taxes, liens, penalties, charges, fees, costs and expenses (including, without limitation, interest obligations, costs of investigation and defense, court costs and reasonable attorney and other reasonable professional advisor and reasonable consulting fees and reasonable expenses) but specifically excluding consequential damages, punitive damages and exemplary damages (collectively, “VALENT Damages”) incurred by a VALENT Indemnified Party as a result of or arising out of (i) any misrepresentation or breach of any representation or warranty contained in Article 8 of this Agreement, or (ii) the nonfulfillment by PURCHASER of any covenant or agreement made by it in this Agreement, or (iii) the Assumed Liabilities. (The PURCHASER Indemnified Parties and VALENT Indemnified Parties referred to in 9.1 and 9.2 are sometimes referred to collectively herein as the “Indemnified Parties”; “PURCHASER Damages” and “VALENT Damages” are sometimes referred to collectively herein as “Damages”).

9.3 Third Party Indemnification. The obligations of VALENT and PURCHASER (as applicable, the “Indemnifying Party”) to indemnify Indemnified Parties under Section 9.1 or Section 9.2 hereof, respectively, with respect to Damages resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), shall be subject to the following terms and conditions:

(a)	Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for Damages (a “Claims Event”), such Indemnified Party shall, within thirty (30) days, notify VALENT or PURCHASER, as the appropriate Indemnifying Party, of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement with respect to such claim, except to the extent that, such failure to notify the Indemnifying Party shall have adversely prejudiced the Indemnifying Party. In addition, the Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Indemnified Party. The Indemnifying Party may, at its option, undertake the defense thereof by representatives of its own choosing; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of such claim. If the Indemnifying Party within thirty (30) days after notice of any such Claim fails to assume the defense of such Claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party; provided, however, that as long as the Indemnifying Party is reasonably contesting any claim in good faith, the Indemnified Parties shall not pay or settle any such claim. If the Indemnifying Party chooses to defend or prosecute a Claim, the Parties hereto shall cooperate with respect to the defense or prosecution of such Claim. Such cooperation shall include providing to the Indemnifying Party, after reasonable notice of the need therefor, records and information that are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(b)	Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term hereof the delivery by the claimant or plaintiff to the Indemnified Parties of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

9.4 Survival; Time to Assert Claims.

(a)	Survival. The representations warranties, covenants and agreements contained herein, except for covenants and agreements to be performed by the Parties prior to the Closing, will not be extinguished by the Closing but will survive subject to the limitations set forth in subsection (b) below

(b)	Representations and warranties of the parties shall survive for eighteen (18) months following the Closing. The indemnification obligations of the parties set forth in Sections 9.1(i) and 9.2 (i) shall survive for a period of eighteen (18) months following the Closing. The indemnification obligations of the parties set forth in Sections 9.1(ii), and 9.2(ii) shall survive the Closing without limitation. And the indemnification obligations of the parties set forth in Sections 9.1(iii) and 9.2(iii) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the indemnification claim being asserted.

ARTICLE 10 – COVENANTS.

10.1 Conduct of Business of VALENT. Except as contemplated by this Agreement or as consented to by PURCHASER, during the period commencing on January 1, 2007 to the Closing Date (a) VALENT has conducted, and shall conduct its business in the ordinary course consistent with past practices and has used and will use its commercially reasonable efforts to preserve and keep intact the business of selling Acephate Products, and preserve its relationships with customers, suppliers and others having business dealings, with VALENT; and (b) VALENT shall not take any action that would reasonably be expected (i) to have a Material Adverse Effect and (ii) to cause any of the representations and warranties of VALENT contained herein not to be true and correct in any material respect at any time between the date hereof and the Closing Date.

10.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to, both prior to and after the Closing, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other and to keep each other informed in connection with the foregoing, including using all commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (d) to effect all necessary Registrations, and (e) to fulfill all conditions to this Agreement. VALENT shall, at any time from and after the Closing, upon the request of PURCHASER and at PURCHASER’s expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in PURCHASER good title to all of the Acephate Assets, free and clear of all liens.

10.3 Access to Information.

10.3.1 From the Effective Date to the Closing, VALENT shall afford to PURCHASER and PURCHASER’s employees, agents and representatives (collectively, “Representatives”) reasonable access to its properties, accounts, contracts, books and records and to furnish PURCHASER and Representatives such existing financial, operating and other data and information as it may reasonably request; provided, however, that any such investigation by PURCHASER and Representatives shall be conducted pursuant to reasonable prior notice during normal business hours under the supervision of VALENT’s personnel and in such a manner as to maintain the confidentiality of the transactions contemplated by this Agreement and shall not interfere with the business operations of VALENT.

10.3.2 PURCHASER shall afford VALENT with such information concerning PURCHASER as may be necessary in connection with the transactions contemplated hereby and to verify the performance of and compliance with their representations, warranties, covenants and conditions herein contained.

10.3.3 The Confidentiality Agreement by and between VALENT and PURCHASER dated as of July 27, 2007 (the “Confidentiality Agreement”) shall remain in full force and effect and shall survive the execution and delivery of this Agreement and the termination of this Agreement for any reason whatsoever.

10.4 Public and Employee Announcements. PURCHASER and VALENT, and their respective affiliates, shall not issue any press release or make any public statement with respect to the purchase and sale of the Acephate Assets or the terms thereof without the prior consent of the other Party, except as may be required by law, court process or by obligations pursuant to any securities exchange. PURCHASER and VALENT agree to reasonably cooperate regarding any written communications made to the employees of VALENT during the period from the Effective Date to the Closing Date which relate to the sale of the Acephate Assets, and shall confer prior to the dissemination of any such written communications.

10.5 Restrictive Covenants.

10.5.1 Conditioned and effective only upon the occurrence of the Closing, as a material inducement to cause PURCHASER to enter into this Agreement, VALENT agrees that for a period of ten (10) years from and after the Closing Date, not to sell or engage in the resale of Acephate Products or Active Ingredient in the United States.

10.6 Limited Right to Use Valent Name. VALENT covenants and agrees that PURCHASER may use the VALENT name, trademarks, and logos in connection with the sale of Inventory and Products until such time as applicable registrations have been transferred to PURCHASER.

10.7 Reliance on Registrations. VALENT covenants that PURCHASER may sell Acephate Products in reliance on VALENT’S EPA and State Registrations until such time as the Registrations have been transferred to PURCHASER.

10.8 PURCHASER Covenants. PURCHASER covenants and agrees to use its commercially reasonable efforts to obtain any and all consents for the transfer of contracts, agreements, permits, licenses (as provided hereunder) not obtained by the Closing Date

10.9 **** If the parties agree to such valuation, then PURCHASER shall promptly pay VALENT one half of such valuation in cash. If the parties are unable to agree to such value within thirty (30) days, then the parties shall submit the matter to a public accounting firm of their mutual choice. The parties agree to cooperate with the accounting firm and to provide access to people, data and documents relevant to the dispute promptly upon request. The accounting firm will endeavor to reach a decision within thirty (30) days of commencing its review; such decision will binding upon the parties. For purposes of this paragraph “Disputed Amount” shall mean the amount by which VALENT’s valuation exceeds PURCHASER’s valuation. To the extent that the accounting firm’s valuation includes (x) greater than or equal to fifty percent (50%) of the Disputed Amount, then PURCHASER shall pay all of the accounting firm’s fees and expenses for this exercise; (y) greater than or equal to twenty five (25%) but less than fifty percent (50%) of the Disputed Amount, then the parties shall evenly split the accounting firm’s fees and expenses for this exercise; and (z) less than twenty five percent (25%) of the Disputed Amount, then VALENT shall pay all of the accounting firm’s fees and expenses for this exercise. Following the accounting firm’s decision, PURCHASER agrees to pay VALENT promptly one half of the accounting firm’s valuation.

10.10 ***. If payment is tendered to PURCHASER, PURCHASER shall facilitate the transfer of the payment to VALENT within thirty (30) days.

ARTICLE 11 – CONDITIONS TO OBLIGATIONS OF VALENT AND PURCHASER

The obligations of the Parties hereunder shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

11.1 Representations and Warranties True at Closing Date. The representations and warranties made by either Party herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

11.2 Use of Assets. All of the Acephate Assets shall be used, operated, maintained and repaired in a normal business manner by VALENT at all times up through and including the Closing Date, and VALENT shall not subject or allow any of the Acephate Assets to become subject to any lien or encumbrance of any nature after the date hereof.

11.3 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against VALENT or PURCHASER before any court or governmental agency, which has resulted in the restraint or prohibition of any such party from entering into this Agreement or consummating the transactions contemplated hereby, or, could in the reasonable opinion of counsel for VALENT, result in the obtaining of material damages or other relief from any such Party, as a result of entering into this Agreement or consummating the transactions contemplated hereby.

11.4 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

11.5 No Material Adverse Effect. With respect to the Acephate Assets, VALENT shall not have suffered any Material Adverse Effect since January 1, 2007 (whether or not such change is referred to or described in any Schedule) in its business, prospects, financial condition, working capital (excluding customary seasonal changes), assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations. No suit, investigation or claim against VALENT has or, with the passage of time, will have a Material Adverse effect upon the Acephate Assets.

11.6 Approval of Sumitomo Chemical Company, Inc. The Board of Directors of VALENT’s parent Company, Sumitomo Chemical Company, Inc. shall have authorized the transaction contemplated by this Agreement.

11.7 Assignment/Grant of Trademark Rights. VALENT shall have obtained either (a) an assignment of VALENT’s Trademark Rights to PURCHASER or (b) a new License Agreement giving PURCHASER the right to use the name ORTHENE in the United States.

ARTICLE 12 – VALENT POST-CLOSING OBLIGATIONS.

12.1 VALENT Obligations. VALENT shall perform the following post-Closing obligations:

(a)	Send Ag Data, Charlotte, North Carolina, a “letter of authorization” to provide PURCHASER with EDI transactions for Acephate Products and provide a copy to PURCHASER in a timely manner;

(b)	Maintain all EPA Registrations and State Registrations until such time as the Registrations have been transferred to PURCHASER;

(c)	Notify warehouses as identified on Schedule 12.1(c) of the Inventory transfer to PURCHASER and provide a copy to PURCHASER in a timely manner;

(d)	Notify the lab(s) as identified on Schedule 12.1(d) of transfer of ownership of the Studies (wet tissue) and provide a copy to PURCHASER in a timely manner; and

(e)	Deliver the Studies via an archive transfer within sixty (60) days of the Closing to a location chosen by PURCHASER.

ARTICLE 13 – NOTICES.

13.1 Notice to Party or Parties. All notices in connection with this Agreement shall be given by notice in writing, hand delivered or sent by courier service with a copy sent by facsimile transmission (transmission confirmed). All such notices shall be sent to the telecopier number and addresses specified hereafter, or to such other number or address the Parties may have last specified by notice to the other Party sent as aforesaid. All such notices shall be effective upon receipt of the written notice.

13.2 Addresses of Notice. For the purpose of sending notices and other communications relative to this Agreement, the addresses of the Parties are as follows:

For VALENT:	Valent U.S.A. Corporation Anita Dale Senior Director, Business Development 1600 Riviera Avenue, Suite 200 Walnut Creek, CA 94596 Phone: (925) 256-2839 Facsimile No.: (925) 817-5004

With Copy to:	Valent U.S.A. Corporation Robin M. Demouth, Vice President & General Counsel 1600 Riviera Avenue, Suite 200 Walnut Creek, CA 94596 Phone: (925) 256-2758

For PURCHASER:	AMVAC Chemical Corporation Glen Johnson Senior Vice President, Business Development 4695 MacArthur Court, Suite 1250 Newport Beach, CA 92660 Phone: (949)260-1200

ARTICLE 14 - TERMINATION; AMENDMENT; WAIVER.

14.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	By mutual written consent of PURCHASER and VALENT;

(b)	By VALENT, without liability, if PURCHASER breaches any of its representations and warranties contained in this Agreement or fails to perform any of its covenants or agreements contained in this Agreement, and such breach or failure to perform cannot be or has not been cured prior to the date that is fifteen (15) days from the date upon which PURCHASER is notified of such breach or failure to perform;

(c)	By PURCHASER, without liability, if VALENT breaches any of its representations and warranties contained in this Agreement or fail to perform any of their respective covenants or agreements contained in this Agreement, and such breach or failure to perform cannot be or has not been cured prior the date that is fifteen (15) days from the date upon which VALENT is notified of such breach or failure to perform; or

(d)	By either the VALENT or PURCHASER, without liability, if the Closing shall not have occurred on or before February 15, 2008.

(e)	By VALENT, without liability, if it fails to receive approval of the Board of Directors of its parent company, Sumitomo Chemical Company, Inc. with respect to the transaction contemplated by this Agreement.

(f)	By PURCHASER, without liability, if a) VALENT fails to obtain an assignment of VALENT’s Trademark Rights to PURCHASER, or b) fails to obtain for PURCHASER a new License Agreement giving PURCHASER the right to use the name ORTHENE in the United States.

(g)	By PURCHASER if there is a Material Adverse Effect between the date of the execution hereof and the Closing.

14.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 14.1 hereof, this Agreement shall forthwith become void, and all obligations of PURCHASER and VALENT shall terminate, except as set forth in this Section 14 and in Section 10.3.3 hereof; provided that the foregoing shall not relieve any defaulting or breaching party for liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE 15 – GENERAL

15.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to such states choice of law principles or rules. Any action to enforce the terms of this Agreement, or arising out of the subject matter of this Agreement, shall be brought in the State of California.

15.2 Arbitration. Any matter that arises involving the performance or interpretaton of this Agreement that the Parties are unable to settle by mutual agreement, and in any case in which this Agreement provides for the adjustments or determinations by mutual agreement of the Parties and the Parties are unable to reach a mutually satisfactory agreement within a reasonable time, shall be settled and determined by an Arbitrator to be chosen by mutual agreement between the Parties. The arbitration proceeding shall be conducted in accordance with the prevailing rules and regulations of the American Arbitration Association.

15.3 Entire Agreement. This Agreement (including the Schedules attached hereto) contains the entire agreement between VALENT and PURCHASER and supersedes and merges all pre-existing agreements between VALENT and PURCHASER representing its subject matter (with the express exception of the Confidentiality Agreement dated July 27, 2007 which is hereby confirmed by the Parties in all respects and incorporated by reference to the same degree as if expressly set forth herein). Any prior representations, warranties, promises or conditions whether the same be oral or written, express or implied, in connection with the subject matter which are not incorporated by the terms of this Agreement shall not be binding upon either Party, and this Agreement is executed and delivered on the basis of this understanding.

15.4 Amendment. Neither Party shall be bound by amendment, modification or rescission of any provisions hereof unless such amendment, modification or rescission is in writing, signed by the other Party, and specifically refers to the provisions of this Agreement which it purports to amend, modify or rescind.

15.5 Waiver. No waiver of any breach of any term or condition of this Agreement shall be deemed a waiver of any other terms or conditions herein or of a repeated similar breach.

15.6 Assignment. This Agreement shall not be assigned without the prior written consent of the other Party; provided that either Party may unilaterally assign all or any of its rights under this Agreement to any affiliate or subsidiary without prior consent.

15.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, all of which shall remain in full force and effect.

15.8 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

15.9 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

15.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature page on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date first set forth above.

PURCHASER		VALENT U.S.A. CORPORATION

By:		By:
Name:	Eric G. Wintemute	Name:	Trevor Thorley
Title:	President & CEO	Title:	President & COO

Date:		Date:

By:		By:
Name:	Timothy J. Donnelly	Name:	Robin M. Demouth
Title:	Vice President & General Counsel	Title:	Vice President, General Counsel, Secretary and Treasurer

Date:		Date: